UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

Synthesis Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

(713) 579-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01	Other Events.

On April 26, 2012, Synthesis Energy Systems, Inc. (the “Company”), along with Timothy E. Vail (the Company’s former CEO and a former director), David Eichinger (the Company’s former CFO), and another one of the Company’s former directors (collectively, the Company, Mr. Vail, Mr. Eichinger and the director are referred to as the “SES Defendants”) entered into a Settlement and Mutual Release Agreement (the “Agreement”) with Igor Olenicoff and Olen Properties, Corp.. The Agreement relates to the complaint filed on September 16, 2008 by Mr. Olenicoff and Olen Properties in the United States District Court for the Central District of California, Southern Division, Case No. SACV 0801029 AG (RNBx), stemming from a purchase of shares of common stock of the Company in a private placement (as amended, the “Action”). The Action is described in greater detail in Item 1 of Part II of the Form 10-Q filed by the Company with the Securities and Exchange Commission on February 14, 2012.

Although the SES Defendants denied the allegations asserted against them in the Action, and contended that the claims pending against them in the Action were without merit, they desired to resolve the Action without the expense and uncertainty of further litigation. In exchange for the settlement and mutual releases contemplated by the Agreement, the Company made an agreed payment to Mr. Olenicoff and Olen Properties. In exchange, all claims of Mr. Olenicoff and Olen against any of the SES Defendants, including without limitation any claims asserted or which could have been asserted in the Action, any claims arising out of the subject matter or prosecution of the Action, and any claims arising in any other way whatsoever, were released and all necessary papers were filed with the court to dismiss the Action, with prejudice, as against the SES Defendants. The agreed payment amount was paid by one of the Company’s insurers pursuant to the Company’s policy which was in effect at the time that the Action was filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: April 27, 2012	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer